EXHIBIT 3.1

COMPOSITE COPY OF ARTICLES OF INCORPORATION
OF
NYER MEDICAL GROUP, INC.

Adopted December 10, 1988 and amended on each of December 28, 1991, November 27, 1996,
January 20, 1997, July 20, 2004 and January 29, 2008

Article I - Name

The name of the Company is Nyer Medical Group, Inc.

Article II - Commencement

The Company shall commence on the date of execution and acknowledgment of these Articles.

Article III - Purpose

The Company is organized for the purpose of transacting any or all lawful business.

Article IV - Capital Stock

Section 4.1 Common Stock.  The Company is authorized to issue 25,000,000 shares of common stock, $.0001 par.

Section 4.2 Preferred Stock.

(a)  The Company is authorized to issue 2,505,000 shares of preferred stock, $.001 par value (the “Preferred Stock”).

(b)  Of these shares of Preferred Stock, 5,000 shall be designated as Class A Preferred Stock, each share of which shall have 1,000 votes on all matters at which shares of common stock are entitled to vote.  Class A Preferred Stock shall have no other rights different than common stock.

(c)  The remaining 2,500,000 shares of Preferred Stock shall be designated as Class B Preferred Stock.  All Class B Preferred Stock is subject to issuance by the Board in one or more series and through the filing of a certificate pursuant to the applicable law of the State of Florida.  Of the 2,500,000 shares of Preferred Stock designated as Class B Preferred Stock, 2,000 shares are designated Series 2 Class B Preferred Stock (the “Series 2 Stock”).

(d)  Of the Class B Preferred Stock, 2,500 shares of Series 1 Class B Preferred Stock (the “Series 1 Stock”) may be issued.  The Series 1 Stock is not convertible into common stock but carries the right to 2,000 votes per share on all matters requiring a vote of the common shareholders and preferred shareholders.  In all other respects, the Series 1 Stock shall be treated like common stock except where otherwise provided by the Florida Statutes.

(e)  Except as expressly limited by Chapter 607, Florida Statutes, as amended from time to time, or its successor legislation, as amended from time to time, the authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

(i)  Whether that series shall have voting rights, in addition to the voting rights provided by law, and if so, the terms of such voting rights;

(ii)  The number of shares constituting that series and the distinctive designation of that series;

(iii)  The dividend rate on the shares of that series, whether dividends shall be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, are paid on dividends on shares of that series;

(iv)  Whether that series shall have conversion privileges, and if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board shall determine;

(v)  Whether or not the shares of that series shall be redeemable, and if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(vi)  Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and if so, the terms and amount of such sinking fund;

(vii)  The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(viii)  Any other relative rights, preferences and limitations of that series.

Section 4.3  Voting Rights.  The Series 2 Stock carries the right to 2,000 votes per share on all matters requiring the vote of the common shareholders and preferred shareholders.

Section 4.4  Conversion Into Common Stock.

(a)  Conversion Right.  At any time upon the happening of any of the events described in Sections 4.6(c)(ii) or (iii), below, each holder of Series 2 Stock (the “Shareholders”) shall have the right, but not the obligation, to convert all or any portion of the shares of Series 2 Stock held by such Shareholder into common stock of the Company, $0.0001 par value per share (“Common Stock”) by written notice (the “Conversion Notice”).  The Conversion Notice shall set forth the number of shares of Series 2 Stock the Shareholder wishes to convert (the “Conversion Amount”).

(b)  Mandatory Conversion.  On February 4, 2011, or such later date as the following conditions are met in their entirety, all of the shares of Series 2 Stock shall be converted into Common Stock provided that (i) no event of default has occurred and is continuing beyond any applicable cure periods under those certain promissory notes dated as of February 4, 2008 issued by the Company to Mark Dumouchel, David Dumouchel, Wayne Gunter, Donato Mazzola, Lucille Curry and Michael Curry, individually or as a group, or the promissory note evidencing the indebtedness of the Company to KeyBank and (ii) the resale of Common Stock issuable upon conversion is covered by a registration statement filed and effective in accordance with the Securities Act of 1933, and the rules and regulations of the Commission thereunder, all as from time to time in effect. Notwithstanding anything to the contrary above, the Required Shareholders may waive any of the conditions to Mandatory Conversion; and may convert their shares of Series 2 Stock at any time after February 4, 2011.

(c)  Common Stock Issued Upon Conversion. Upon conversion, each Shareholder shall be entitled to receive that number of shares of Common Stock equal to the Shareholder Conversion Number (calculated in accordance with the formula set forth below), subject to adjustment as set forth in Section 4.5 and Section 4.6 below. The Shareholder Conversion Number shall be calculated according to the following formula:

X = (V/2,000) ($400,000/W)

Where:

X = The Shareholder’s Conversion Number.

V = The Conversion Amount which, in the case of Mandatory Conversion, shall be all of the Series 2 Stock held by the Shareholder.

W = The Conversion Price. The Conversion Price shall initially be $1.84 but is subject to adjustment as set forth in Section 4.5 below.

Section 4.5 Adjustments.

(a)  Adjustment of Conversion Price Upon Issuance of Common Stock. If at any time after December 7, 2007, the Company issues or sells, or in accordance with this Section 4.5(a) is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding shares of Common Stock deemed to have been issued or sold by the Company in connection with any Excluded Securities) by means of Options, Convertible Securities, or otherwise for a consideration per share (the “New Issuance Price”) less than a price (the “Applicable Price”) equal to the Conversion Price in effect immediately prior to such issue or sale (the foregoing a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced to the New Issuance Price. For purposes of determining the adjusted Conversion Price under this Section 4.5(a), the following shall be applicable:

(i)  Issuance of Options.  If the Company in any manner grants or sells any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option (and, subject to Section 4.5(a)(iii), without taking into account any contingent downward adjustments in such option price per share) is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 4.5(a)(i), the “lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon granting or sale of the Option, upon exercise of the Option and upon conversion or exchange or exercise of any Convertible Security issuable upon exercise of such Option (and, subject to Section 4.5(a)(iii), without taking into account any contingent downward adjustments in such option price per share). No further adjustment of the Conversion Price shall be made upon the actual issuance of such share of Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange or exercise of such Convertible Securities.

(ii)  Issuance of Convertible Securities.  If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon, such conversion or exchange or exercise thereof (and, subject to Section 4.5(a)(iii), without taking into account any contingent downward adjustments in such conversion or exchange price per share) is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this Section 4.5(a)(ii), the “lowest price per share for which one share of Common Stock is issuable upon such conversion or exchange or exercise” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon the conversion, or exchange or exercise of such Convertible Security (and, subject to Section 4.5(a)(iii), without taking into account any contingent downward adjustments in such option price per share). No further adjustment of the Conversion Price shall be made upon the actual issuance of such share of Common Stock upon conversion or exchange or exercise of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Conversion Price had been or are to be made pursuant to other provisions of this Section 4.5(a), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(iii)  Change in Option Price or Rate of Conversion.  If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exchange or exercise of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable or exercisable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 4.5(a)(iii), if the terms of any Option or Convertible Security that was outstanding as of December 7, 2007 are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change. No adjustment shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

(iv)  Adjustment of Conversion Price upon Subdivision or Combination of Common Stock.  If the Company at any time on or after December 7, 2007 subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced so that, upon conversion the Shareholder shall be entitled to receive the amount of Common Stock the Shareholder would have received if the Shareholder had held the number of shares of Common Stock acquirable upon conversion of the Conversion Amount set forth in the Conversion Notice (without taking into account any limitations or restrictions on the convertibility of the Series 2 Stock) immediately before the Record Date for such subdivision. If the Company at any time on or after December 7, 2007 combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased so that, upon conversion the Shareholder shall be entitled to receive the amount of Common Stock the Shareholder would have received if the Shareholder had held the number of shares of Common Stock acquirable upon conversion of the Conversion Amount set forth in the Conversion Notice (without taking into account any limitations or restrictions on the convertibility of the Series 2 Stock) immediately before the Record Date for such combination.

(b)  Calculation of Consideration Received. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for such consideration as determined in good faith by the Board of Directors of the Company.  If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Company therefor.  If any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration as determined in good faith by the Board of Directors of the Company, except where such consideration consists of securities, in which case the amount of consideration received by the Company will be the Closing Sale Price of such securities on the date of receipt.  If any Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such  portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Options or Convertible Securities, as the case may be.  The fair value of any consideration other than cash or securities will be determined jointly by the Company and the Shareholders.  If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Trading Days after the tenth day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Shareholders. The determination of such appraiser shall be deemed binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

(c)  Record Date.  If the Company takes a record of the holders of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such “Record Date” will be deemed to be the date of the issue or sale of the Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(d)  Other Events. If any event occurs of the type contemplated by the provisions of this Section 4.5 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the Shareholders of Series 2 Stock; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 4.5.

Section 4.6 Rights Upon Issuance of Other Securities.

     (a)  Adjustments For Dividends, Distributions and Reclassifications. In case at any time or from time to time, the holders of Common Stock shall have received, or (on or after the record date fixed for the determination of shareholders eligible to receive) shall have become entitled to receive, without payment therefor:

(i)  other or additional stock, other securities, or property (including cash) by way of dividend; or (ii) other or additional (or less) stock or other securities or property (including cash) by way of spin-off, split-up, reclassification, recapitalization, combination of shares or similar corporate restructuring; other than additional shares of Common Stock issued as a stock dividend or in a stock-split (adjustments in respect of which are provided for in Sections 4.6(b) or Section 4.6(c) hereof) (“Dividend”), then and in each such case each Shareholder, shall be entitled to receive upon conversion the amount of stock and other securities and property which such Shareholder would have received if the Shareholder had held the number of shares of Common Stock acquirable upon conversion of the Conversion Amount set forth in the Conversion Notice (without taking into account any limitations or restrictions on the convertibility of the Series 2 Stock) immediately before the date on which a record is taken for the grant, issuance or sale of such Dividend or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Dividend, giving effect to all further adjustments called for during such period by Section 4.5(b) and Section 4.6(c) hereof.

     (b)  Adjustments for Issuance of Common Stock and Amount of Outstanding Common Stock. If at any time there shall occur any stock split, stock dividend, reverse stock split or other subdivision of the Common Stock (“Stock Event”), then the number of shares of

Common Stock to be received by the Shareholder upon conversion of the Series 2 Stock shall be appropriately adjusted such that the proportion of the number of shares issuable hereunder to the total number of shares of the Company (on a fully diluted basis) prior to such Stock Event is equal to the proportion of the number of shares issuable hereunder to the total number of shares of the Company (on a fully-diluted basis) after such Stock Event as if the Shareholder had held the number of shares of Common Stock acquirable upon conversion of the Conversion Amount set forth in the Conversion Notice (without taking into account any limitations or restrictions on the convertibility of the Series 2 Stock) immediately before the date on which a record is taken for such Stock Event or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined with regard to such Stock Event as if the Conversion Amount had been converted prior to the occurrence of the Stock Event, giving effect to all further adjustments called for during such period by Section 4.5(a), and Section 4.6(c), hereof.

(c)  Reorganization, Reclassification or Recapitalization.  In case at any time or from time to time, the Company shall (i) effect a capital reorganization, reclassification or recapitalization, (ii) consolidate with or merge into any other person, or (iii) transfer all or substantially all of its properties or assets to any other person under any plan or arrangement contemplating the dissolution of the Company, then in each such case, the Shareholders, upon conversion of the Series 2 Stock at any time after the consummation of such reorganization, recapitalization, consolidation, merger, or the effective date of such dissolution, as the case may be, shall receive, in lieu of the Common Stock or Other Securities (as defined below) issuable on such exercise prior to such consummation or effective date, the stock and other securities and property (including cash) to which such Shareholder would have been entitled upon such consummation or in connection with such reorganization, recapitalization, consolidation, merger or dissolution, as the case may be, as if the Shareholder had fully held the number of shares of Common Stock acquirable upon conversion of the Conversion Amount set forth in the Conversion Notice (without taking into account any limitations or restrictions on the convertibility of the Series 2 Stock) immediately before the date on which a record is taken for the reorganization, recapitalization, consolidation, merger or dissolution, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such event, all subject to further adjustment thereafter as provided in Section 4.5(a) and Section 4.5(b) hereof.

(i)  Transfer to Shareholders Upon Dissolution. In the event of any dissolution of the Company following the transfer of all or substantially all of its properties or assets, the Company, prior to such dissolution, shall, at its expense, deliver or cause to be delivered the stock and other securities and property (including cash, where applicable) receivable by the Shareholders after the effective date of such dissolution pursuant to this Section 4.5(c) to the Shareholders.

(ii)  Continuation of Terms. Upon any reorganization, consolidation, merger or transfer (and any dissolution following any transfer) referred to in this Section 4.5(c), the terms hereof shall be applicable to the shares of stock and other securities and property receivable on the conversion of the Series 2 Stock after the consummation of such reorganization, consolidation or merger or the effective date of dissolution following any such transfer, as the case may be, and shall be binding upon the issuer of any such stock or other securities, including, in the case of any such transfer, the person acquiring all or substantially all of the properties or assets of the Company, whether or not such Person shall have expressly assumed the terms hereof.

(d)  Other Securities.  “Other Securities” refers to any stock (other than Common Stock) Options, Convertible Securities or rights to purchase stock, warrants, securities or other property and other securities of the Company or any other entity (corporate or otherwise) (i) which the Shareholders at any time shall be entitled to receive, or shall have received, on the conversion of the Series 2 Stock, in lieu of or in addition to Common Stock, or (ii) which at any time shall be issuable or shall have been issued in exchange for or in replacement of Common Stock or Other Securities, in each case pursuant to Section 4.5(a), or Section 4.5(c) hereof. In case any Other Securities shall have been issued, or shall then be subject to issue upon the conversion or exchange of any stock (or Other Securities) of the Company (or any other issuer of Other Securities or any other entity referred to in Section 4.5(c) hereof) or to subscription, purchase or other acquisition pursuant to any rights or options granted by the Company (or such other issuer or entity), the Shareholder shall be entitled to receive upon conversion of the Series 2 Stock such amount of Other Securities (in lieu of or in addition to Common Stock) as is determined in accordance with the terms hereof, treating all references to Common Stock herein as references to Other Securities to the extent applicable, and the computations, adjustments and readjustments provided for in Section 4.5 with respect to the number of shares of Common Stock issuable upon conversion of the Series 2 Stock shall be made as nearly as possible in the manner so provided and applied to determine the amount of Other Securities from time to time receivable on the conversion of the Series 2 Stock, so as to provide the Shareholder with the benefits intended by Section 4.5 and the other provisions of the Series 2 Stock as if the Shareholder had held the number of shares of Common Stock acquirable upon conversion of the Conversion Amount set forth in a Conversion Notice (without taking into account any limitations or restrictions on the convertibility of the Series 2 Stock) immediately before the date on which a record is taken for the grant, issuance or sale of Other Securities or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of Other Securities had the conversion been exercised prior to the issuance of such Other Securities, giving effect to all further adjustments called for during such period by Section 4.5(a), Section 4.5(b) and Section 4.5(c) above.

Section 4.7  Other Rights, Etc. In all other respects, the Series 2 Stock shall be treated like common stock, except where otherwise provided by the BCA.

Section 4.8  Certain Definitions. The following terms used herein shall have the following meanings:

    (a)  “Approved Stock Plan” means any employee benefit plan which has been approved by the Board of Directors of the Company, pursuant to which the Company’s securities may be issued to any employee, consultant, officer or director for services provided to the Company.

       (b)  “Bloomberg” means Bloomberg Financial Markets.

(c)  “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing trade price, then the last trade price of such security prior to 4:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last trade price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no last closing trade price is available for any day, the last closing bid price or, if no closing bid price is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc). If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined by the Company and the Shareholder. If the Company and the Shareholder are unable to agree upon the fair market value of such security, then such dispute shall be resolved by an independent, reputable appraiser jointly selected by the Company and the Shareholders. The determination of such appraiser shall be deemed binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

(d)  “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for Common Stock.

(e)  “Excluded Securities” means any Common Stock issued or issuable:

(i)  upon exercise or conversion of any Options or Convertible Securities (as the case may be) issued after the date hereof pursuant to any Approved Stock Plan, up to a maximum of ten percent (10%) of the outstanding Common Stock;

(ii)  upon conversion of, or in exchange for, the Registered Notes or Series 2 Stock;

(iii)  in connection with any acquisition by the Company, whether through an acquisition of stock or a merger of any business, assets or technologies the primary purpose of which is not to raise equity capital;

(iv)  securities issued in connection with corporate partnering transactions of terms approved by the Board of Directors of the Company and the primary purpose of which is not to raise equity capital;

(v)  upon exercise or conversion of any Options or Convertible Securities (as the case may be) which are outstanding on the day immediately preceding December 7, 2007 provided that the terms of such Options or Convertible Securities are not amended, modified or changed on or after December 7, 2007; and

(vi)  upon exercise of any Options granted to Mark Dumouchel, David Dumouchel, Wayne Gunter, Donato Mazzola and Michael Curry pursuant to employment agreements dated as of February 4, 2007 by and among each of the aforementioned individuals, D.A.W., Inc. and the Company.

(f)   “Options” means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

(g)  “Principal Market” means the Nasdaq Stock Market.

(h)   “Registered Notes” means those certain convertible notes issued by the Company to the holders named therein on February 4, 2008.

(i)    “Required Shareholders” means the holders of at least a majority of the Series 2 Stock then outstanding.

Article V - Initial Registered Office and Agent

The street address of the initial registered office of this corporation is 1645 Palm Beach Lakes Blvd., Suite 500, West Palm Beach, Florida 33401 and the name and address of the initial registered agent is Michael D. Harris, 1645 Palm Beach Lakes Boulevard, Suite 500, West Palm Beach, Florida 33401.

Article VI - Provision for Classified Board; Removal of Directors for Cause

(a)  The Board shall be divided into three classes, designated Class A, Class B and Class C, as nearly equal in numbers as the then total number of directors constituting the entire Board permits with the term of the office of one class expiring each, year commencing with the 1996 Annual Meeting of Shareholders, the initial term of Class A directors will extend to the 1999 Annual Meeting of shareholders, that of Class B directors shall extend to the 1998 Annual Meeting, and that of Class C directors shall extend to the 1997 Annual Meeting.  As the one and two-year terms expire, new directors shall be elected for three-year terms.  The number of directors to be elected at each Annual Meeting shall be equal to the number of directors of the class whose terms are expiring and those directors elected at such meeting shall hold office until the third succeeding Annual Meeting of Shareholders.  At each Annual Meeting of the shareholders after each class has been elected for a three year term, the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting.

(b)  Any vacancies in the Board for any reason, and any Board seats resulting from an increase in the number of directors, may be filled by the Board, acting by the majority of the directors then in office, although less than a quorum, and any directors so chosen shall hold  office until the next annual election of the class for which such directors have been chosen and until their successors shall be elected and qualified.

(c)  The Company shall nominate persons to serve as members of the Board upon the expiration of the term of each class of directors, which nominations shall be submitted to the shareholders at the annual meeting of shareholders for approval.

(d)  Notwithstanding any other provision of the Articles of Incorporation, as amended, or the Bylaws of the Company, it shall require the affirmative vote of either (i) 75% of the voting power of each class entitled to vote present in person or by proxy assuming a quorum to remove one or all of the directors and then only “with cause” or (ii) 66-2/3% of the voting power of each class entitled to vote present in person or by proxy assuming a quorum cast at a meeting of the shareholders called for that purpose and a majority of the “disinterested directors” to remove one or all of the directors only “with cause”.  “Cause” is defined as (i) a conviction of a felony regardless of whether it relates to the Company or its securities; (ii) declaration of incompetency or unsound mind by court order; or (iii) commission of an action which constitutes intentional misconduct or a knowing violation of law.  “Disinterested Director” is defined for purposes of this provision to be any director not having an interest or role, direct or indirect, in the transaction or incident which is the basis for claiming removal of a director “with cause”

Article VII - Incorporator

The name and address of tie person signing these articles is:

Michael D. Harris
Suite 500
1645 Palm Beach Lakes Boulevard
West Palm Beach, Florida 33401

Article VIII - Bylaws

The power to adopt, alter, amend or repeal bylaws shall be vested in the Board of Directors.

Article IX - Indemnification

Subject to the qualifications contained in Florida Statutes 607.014, the Corporation shall indemnify its officers and directors and former officers and directors against expenses (including attorneys fees), judgments, fines and amounts paid in settlement arising out of his or her services as an officer or director of the Corporation.

Article X - Amendment

The Company reserves the right to amend or repeal any provisions contained in these Articles of Incorporation, or any amendment hereto, and any right conferred upon the shareholders is subject to this reservation.

Article XI -Limitation on Action by Written Consent

The power of shareholders to consent in writing to the taking of any action in lieu of an annual or special meeting of shareholders of the Company is specifically denied unless such consent shall be signed of the holders of at least two-thirds of the voting power of the capital stock entitled to vote on such matters.

Article XII -Limitation on Nomination of Directors: Business Introduced by Shareholders

Advance notice of shareholder nominations for the election of directors and of business to be brought by shareholders before any meeting of the shareholders of the Company shall be given in a manner provided in the Company’s Bylaws.  Failure to submit timely notice of nominations and business shall prevent consideration of such nominations and business at such shareholders’ meeting.